Exhibit 99.1

KROGER REPORTS STRONG RESULTS FOR SECOND QUARTER

OF FISCAL 2005

Identical Supermarket Sales Rose 5.1% with Fuel and 3.4% without Fuel;

Company Expects Identical Sales without Fuel to Exceed 3.0%

for Second Half of the Year

CINCINNATI, OH, September 13, 2005 — The Kroger Co. (NYSE: KR) today reported net earnings of $196.5 million, or $0.27 per fully diluted share, for the second quarter ended August 13, 2005. Net earnings in the year-ago period were $142.4 million, or $0.19 per fully diluted share.

Total sales for the second quarter of fiscal 2005 increased 6.8% to $13.9 billion. Identical supermarket sales increased 5.1% with fuel and 3.4% without fuel. By either measure, this represents Kroger’s highest identical sales since the merger with Fred Meyer, Inc. in 1999. It also represents the eighth consecutive quarter of positive identical supermarket sales, excluding fuel.

“Kroger’s business strategy is squarely aimed at consistently meeting the needs of our customers through great service, selection and value. In the second quarter, our associates continued to focus on improving the shopping experience for our customers,” said David B. Dillon, Kroger chairman and chief executive officer. “This commitment to placing the ‘customer first’ helped drive growth in customer traffic and average transaction size.”

Other highlights of the second quarter:

•	FIFO gross margin declined 59 basis points to 24.59% of sales. Excluding the effect of fuel, FIFO gross margin increased 10 basis points.

•	Operating, general and administrative (OG&A) costs as a percentage of sales declined 52 basis points to 18.23%. Excluding fuel, OG&A declined 22 basis points. This improvement primarily was driven by higher sales and the continued recovery in southern California.

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•	Capital investment totaled $271.9 million, compared to $416.3 million a year ago.

•	Kroger repurchased 2.2 million shares of stock at an average price of $17.53 for a total investment of $38.0 million. At the end of the second quarter, there was $169.8 million remaining under the $500 million stock buyback announced last September. Since January 2000, Kroger has invested $2.9 billion to repurchase 152.5 million shares at an average price of $19.13 per share. Kroger continues to buy back stock.

•	Net total debt was $7.0 billion, a reduction of $583.5 million from a year ago and a reduction of $1.8 billion since January 2000 (Table 5).

Business at Ralphs and Food 4 Less in southern California continued to improve during the second quarter. In southern California, identical supermarket sales without fuel at both divisions continued to grow in the second quarter and, on a combined basis, increased 2.9% over the prior-year period.

“Our recovery there remains on track. Our associates at Ralphs and Food 4 Less are targeting areas of the business that our customers have told us are important to them. As a result, we are seeing sustained improvement in southern California,” Mr. Dillon said.

Over the first two quarters of fiscal 2005, sales increased 6.5% to $31.8 billion. Net earnings for the first two quarters of fiscal 2005 were $490.7 million, or $0.67 per diluted share. For the first two quarters of fiscal 2004, net earnings were $405.3 million, or $0.54 per diluted share.

On the strength of its year-to-date financial performance, Kroger today affirmed its earnings estimate for fiscal 2005. Kroger continues to expect earnings for the full year to exceed $1.24 per fully diluted share. The Company expects this earnings growth to be driven by continued progress in southern California, improved results from the balance of the Company, lower interest expense, and fewer shares outstanding as a result of stock buybacks.

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In addition, Kroger expects identical supermarket sales for the second half of 2005, including southern California and excluding fuel, to exceed 3.0%.

Mr. Dillon noted it is too early to understand fully the effect Hurricane Katrina will have on results for the balance of the year.

“Our performance through the first half of 2005 is a clear sign that Kroger’s strategic focus on fulfilling the needs of our customers is generating positive results and helping to set Kroger apart from our competitors. We have been able to use cost reductions and productivity improvements to reinvest in our business and improve our customers’ shopping experiences. We are making good progress, but we also recognize that a lot of opportunities remain for growing our business. We believe that our associates’ sharpened focus on placing the ‘customer first’ is the key to our future success,” Mr. Dillon said.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the second quarter of fiscal 2005, the Company operated (either directly or through its subsidiaries) 2,515 supermarkets and multi-department stores in 32 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 791 convenience stores, 431 fine jewelry stores, 559 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “expect” and “believe.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve sales and earnings goals, for the entire Company and southern California in particular, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities;

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weather conditions; the effect of Hurricane Katrina as it relates not only to direct damage to our facilities, but also to our ability to obtain products for sale in our stores and supplies necessary to operate our business; stock repurchases; the success of our future growth plans; goodwill impairment; and our ability to generate sales at desirable margins. In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private-label sales, the effect of our “sister stores” (new stores opened in close proximity to existing stores) and reductions in retail pricing. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on September 13, 2005 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 1 p.m. (ET) September 13, 2005 through September 23, 2005.

# # #

Media Contact: Gary Rhodes (513) 762-1304

Investor Contact: Carin Fike (513) 762-4969

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Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	SECOND QUARTER				YEAR TO DATE
	2005		2004		2005		2004
SALES	$13,865.3	100.00%	$12,980.5	100.00%	$31,813.0	100.00%	$29,885.1	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, LIFO CHARGE (a), EXCLUDING ITEMS SHOWN SEPARATELY BELOW	10,464.5	75.47	9,720.9	74.89	23,907.0	75.15	22,244.3	74.43
OPERATING, GENERAL AND ADMINISTRATIVE	2,528.2	18.23	2,433.6	18.75	5,823.5	18.31	5,642.1	18.88
RENT	144.5	1.04	154.0	1.19	347.5	1.09	366.3	1.23
DEPRECIATION	293.7	2.12	290.1	2.23	682.4	2.15	661.8	2.21

OPERATING PROFIT	434.4	3.13	381.9	2.94	1,052.6	3.31	970.6	3.25

INTEREST (b)	120.6	0.87	152.5	1.17	279.8	0.88	324.7	1.09

EARNINGS BEFORE TAX EXPENSE	313.8	2.26	229.4	1.77	772.8	2.43	645.9	2.16

TAX EXPENSE	117.3	0.85	87.0	0.67	282.1	0.89	240.6	0.81

NET EARNINGS	$196.5	1.42%	$142.4	1.10%	$490.7	1.54%	$405.3	1.36%

NET EARNINGS PER BASIC COMMON SHARE	$0.27		$0.19		$0.68		$0.55

SHARES USED IN BASIC CALCULATION	722.4		737.2		725.0		739.1

NET EARNINGS PER DILUTED COMMON SHARE	$0.27		$0.19		$0.67		$0.54

SHARES USED IN DILUTED CALCULATION	729.5		744.4		731.2		747.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	A LIFO charge of $8.1 was recorded in the second quarter of 2005 and 2004. For the year-to-date period, a LIFO charge of $18.8 was recorded in 2005 and 2004.
(b)	Second quarter 2004 includes a $24.7 debt prepayment premium on the call of $750.0, 7.375% bonds.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	August 13, 2005	August 14, 2004
ASSETS
Current Assets
Cash	$128.8	$127.2
Cash - Temporary investments	250.0	—
Store deposits in-transit	509.7	496.1
Receivables	640.6	607.0
Inventories	4,249.6	4,071.5
Prepaid and other current assets	265.3	260.4

Total current assets	6,044.0	5,562.2

Property, plant and equipment, net	11,435.4	11,333.7
Goodwill, net	2,192.3	3,138.5
Other assets	416.3	371.9

Total Assets	$20,088.0	$20,406.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and financing obligations	$295.5	$255.7
Accounts payable	3,420.7	3,391.1
Accrued salaries and wages	649.3	559.2
Deferred income taxes	267.1	138.4
Other current liabilities	1,874.6	1,795.7

Total current liabilities	6,507.2	6,140.1

Long-term debt including obligations under capital leases and financing obligations
Long-term debt, at face value	6,879.4	7,212.7
Adjustment to reflect fair value interest rate hedges	46.5	86.5

Long-term debt including obligations under capital leases and financing obligations	6,925.9	7,299.2

Deferred income taxes	911.0	1,076.0
Other long-term liabilities	1,848.5	1,648.9

Total Liabilities	16,192.6	16,164.2

Stockholders’ equity	3,895.4	4,242.1

Total Liabilities and Stockholders’ Equity	$20,088.0	$20,406.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$490.7	$405.3
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	682.4	661.8
LIFO charge	18.8	18.8
Deferred income taxes	(28.4)	101.8
Other	30.9	(3.1)
Changes in operating assets and liabilities, net of effects of acquisitions:
Inventories	87.7	78.6
Receivables	20.4	81.7
Store deposits in-transit	(3.3)	82.5
Prepaid expenses	299.9	285.9
Accounts payable	(135.0)	62.5
Accrued expenses	10.8	(101.6)
Income tax payables and receivables	302.5	142.9
Contribution to company sponsored pension plan	(106.5)	(14.0)
Other long-term liabilities	120.8	1.0

Net cash provided by operating activities	1,791.7	1,804.1

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(672.5)	(873.0)
Proceeds from sale of assets	41.9	45.9
Other	(15.8)	9.8

Net cash used by investing activities	(646.4)	(817.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	5.6	—
Reductions in long-term debt	(737.1)	(796.2)
Proceeds from issuance of capital stock	55.5	19.5
Treasury stock purchases	(190.6)	(169.0)
Increase (decrease) in book overdrafts	(43.9)	(68.8)
Other	(0.1)	(4.0)

Net cash used by financing activities	(910.6)	(1,018.5)

NET INCREASE (DECREASE) IN CASH	234.7	(31.7)

CASH AT BEGINNING OF YEAR	144.1	158.9

CASH AT END OF QUARTER	$378.8	$127.2

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$297.6	$376.9
Cash paid during the year for income taxes	$5.1	$(7.0)
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$—	$18.0
Goodwill recorded	$—	$6.8
Liabilities assumed	$—	$0.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$12,410.5	$11,807.2
EXCLUDING FUEL CENTERS	$11,649.1	$11,268.0

INCLUDING FUEL CENTERS	5.1%	2.1%
EXCLUDING FUEL CENTERS	3.4%	0.6%

COMPARABLE SUPERMARKET SALES (b)

	SECOND QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$12,765.9	$12,077.6
EXCLUDING FUEL CENTERS	$11,973.5	$11,529.8

INCLUDING FUEL CENTERS	5.7%	2.7%
EXCLUDING FUEL CENTERS	3.8%	1.1%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters. The identical supermarket dollar figures presented were used to calculate second quarter 2005 percent changes.
(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations. The comparable supermarket dollar figures presented were used to calculate second quarter 2005 percent changes.

Table 5. Reconciliation of Total Debt to Net Total Debt

(in millions)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity. Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the second quarter of 2005 to the balances in the second quarter of 2004 and the fourth quarter of 1999.

	August 13, 2005	August 14, 2004	Change	January 29, 2000	Change
Total debt	$7,221.4	$7,554.9	$(333.5)	$9,014.0	$(1,792.6)
Temporary cash investments	(250.0)	—	(250.0)	—	(250.0)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	—	—	—	(200.0)	200.0

Net total debt	$6,971.4	$7,554.9	$(583.5)	$8,745.2	$(1,773.8)